TRANSITION AGREEMENT AND RELEASE

This Agreement and Release (“Agreement”), is between Howard Yu (“Executive”) and Ball Corporation and its beverage and consumer packaging subsidiaries and affiliates (“Ball”), collectively referred to as the “Parties.”

I.RECITALS
A.Executive is currently employed by Ball on an at-will basis, meaning that either Ball or Executive may terminate the employment relationship at any time, with or without cause, and with or without advance notice.

B.Parties have mutually agreed to separate from the employment relationship effective June 30, 2025, and Ball has agreed to provide Executive  with certain separation benefits subject to the terms and conditions set forth in this Agreement in order to effect a smooth transition.
C.The parties each desire to receive the benefits provided to them in this Agreement, to provide the consideration required of them in this Agreement, and to comply with their respective obligations under this Agreement.
II.DEFINITIONS

In addition to parenthetical definitions in this Agreement, the following definitions shall be applicable for the purposes of this Agreement.

A.“Effective Date” means the first date upon which Executive has executed this Agreement and delivered it to the Company through its Chief Legal Officer.
B.“Transition Period” means the period of time when Executive shall be transitioning out of his employment at Ball. The Transition Period shall commence on the date Executive signs this Agreement. The last day of the Transition Period shall be Executive’s anticipated separation date of June 30, 2025, or another date chosen by the Parties.
III.AGREEMENT
1.Consideration To Executive: Ball will continue to employ Executive in a transitional capacity (the “Transitional Position”) through June 30, 2025, subject at all times to the terms of this Agreement, at which point Executive’s employment will end. During the Transition Period, Executive will maintain Executive’s current compensation and benefits in effect as of the beginning of the Transition Period. Executive understands that he is receiving the following benefits in addition to those benefits which he is entitled to receive under the Severance Benefit Agreement entered into as of September 25, 2023.  Executive also agrees that he is not otherwise entitled to the following additional benefits without executing this Agreement:

a.Ongoing vesting of the 40,578 outstanding hiring RSU awards which were granted October 13, 2023 which would otherwise be forfeited on the Effective Date.

Ongoing vesting of these RSU awards will be in accordance with their original vesting dates of October 13, 2025 (20,289 units) and October 13, 2026 (20,289 units), subject to tax compliance checks, subject to tax compliance checks and if any early taxation is due before the vesting date, this will be for the Executive to pay.

b.Ongoing pro-rata vesting of the 2024 Long-Term Cash Incentive Compensation ($364,000) and the 2024 PC-RSUs (13,030 units) granted January 24, 2024. Vesting / release of these awards will be subject to a time pro-rating reduction (reflecting time employed in the performance period), and to the applicable performance conditions, with vesting / release on the original schedule.

For the avoidance of doubt, all other outstanding Long-Term Incentive (LTI) awards will be treated in accordance with the terms set out in the applicable award agreements, with the result that they will be forfeited on the Effective Date, with the exception of any vested but unexercised options which will be forfeited 30 days after the Effective Date.

c.In the event the Executive is not relocated from his current residence in Colorado through a new employer by June of 2027, then Employer agrees to provide relocation benefits consistent with the U.S. Domestic Tier V Relocation Policy, to return the Executive and his family from Colorado to his former residence in California.

d.The Executive understands and agrees that all payments or benefits made to the Executive in accordance with the Agreement shall be subject to whatever payroll taxes or other deductions that the Corporation is required to make by law. Notwithstanding anything in this Release to the contrary, in no event shall any of the benefits or payments described in the Agreement be due and owing prior to the date of the Executive’s separation from the Corporation. Furthermore, payments described in the Agreement shall not be made prior to the expiration of the Revocation Period.

e.Executive will be paid all accrued but unused vacation on the last day of his employment with the Company, even if he does not sign this Agreement.

Executive understands and agrees that he shall continue to owe fiduciary and similar duties of loyalty and confidentiality to the Company until the end of Executive’s employment.

2.COBRA: Executive understands that he shall be given notice under separate cover of his right to elect to receive continuation coverage in Ball’s medical and dental plans pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), at his own expense, and in all respects subject to the requirements, conditions and limitations of COBRA and such plans, which may be amended from time to time.  Except as set forth above, the Executive shall not be eligible to participate or continue to participate in any Executive benefit plans or programs of Ball or any of its parents, subsidiaries or other affiliates, including, but not limited to, Ball Corporation and, shall not receive any other compensation from Ball or any of the other Releasees.

3.Conditions For Eligibility For Separation Benefits: In order for Executive to be eligible for separation benefits, as set forth in this Agreement, Executive must also agree: (1) to use reasonable diligence in performing or completing any of the duties, responsibilities, deliverables, goals, or projects assigned to Executive prior to and during the Transition Period; and (2) not to breach or violate any of Executive’s obligations under this Agreement.
4.Waiver & Release: On behalf of myself and my heirs, executors, administrators, successors, and assigns, I hereby voluntarily, knowingly and willingly waive, release, and forever discharge Ball and its parents, subsidiaries, affiliates, divisions, units and operations, including without limitation, Ball Corporation, together with their respective present and former directors, officers, shareholders, Executives and agents, and each of their predecessors, successors and assigns (the “Releasees”), from any and all complaints, claims, demands, damages, obligations, promises, agreements, actions, causes of action, or suits, of whatever kind or nature, known or unknown, suspected or unsuspected, which against them I have ever had, now have or hereafter may have arising from the beginning of time to the time I sign this Agreement.  This Agreement includes, but is not limited to, any rights or claims relating in any way to my employment relationship with Ball, or the termination thereof, any rights or claims arising under any statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Executive Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993 (“FMLA”); the Sarbanes Oxley Act of 2002; the Colorado Wage Act; the Colorado Overtime and Minimum Pay Standards; the Colorado Anti-Discrimination Act; Colo. Rev. Stat. Ann. § 24-34-401 et seq.; the Colorado Equal Pay for Equal Work Act; the Colorado Healthy Families and Workplaces Act; the Colorado Paid Family and Medical Leave Insurance Act; the Colorado Employment Opportunity Act; the Colorado Chance to Complete Act; the Colorado Job Application Fairness Act; the Colorado Social Media and Workplace Law; and the Colorado Privacy Law, if applicable, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Ball or any of the other Releasees and I; provided, however, that nothing in this Agreement shall affect (a) any vested Executive benefits to which I may be entitled under any tax qualified benefit plan; (b) my rights under this Agreement or (c) any rights that cannot by law be released by private agreement. I understand that this Agreement does not affect rights or claims that may arise after the date that I sign this Agreement.
5.Proprietary Information: Executive acknowledges that the Employee Proprietary Information Agreement he signed or affirmed remains in full force and effect. Executive agrees that he will continue to comply with his obligations set forth in such agreement and that Executive will hold in confidence and trust all confidential or proprietary business or technical information acquired or developed by him in connection with his employment with Ball or any predecessor company or affiliate of Ball, including trade secrets and know-how not generally known to the public, and including information received in confidence from Ball, any predecessor company or affiliate of Ball, and third parties. Executive agrees to take all reasonable precautions to ensure that such information is not disclosed to unauthorized persons or used in an unauthorized manner. Executive agrees that he shall not keep any documents or materials embodying or containing such information, and he represents that he has returned to Ball any such documents or materials that were in Executive’s possession.

Notwithstanding Executive’s confidentiality and non-disclosure obligations in this Agreement and otherwise, he understands that as provided by the Federal Defend Trade Secrets Act, he will not be held criminally or civilly liable under any federal or state trade-secret law for the disclosure of a trade secret made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.No Publicity: Executive agrees he will not publish or post any opinion, fact, or material on the internet, podcast, social media or other similar transmission, or make any communications relating to the business or affairs of the Company. He understands that nothing in this Release Agreement: (a) is intended in any way to restrict or limit the Protected Rights set forth in this Release Agreement or to intimidate, coerce, deter, persuade, or compensate him with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited by law; (b) shall prevent him from filing an administrative charge with the EEOC or participating in an investigation or proceeding by the EEOC or any other governmental agency; or (c) shall prevent him from providing testimony or evidence if he is subpoenaed or ordered by a court or other governmental authority to do so.

7.Non-Disparagement: Parties agree that they will not make any public statement, written or verbal, in any forum or take any action in disparagement of one another.  Executive understands that this Paragraph is not intended to restrict or limit in any way the Protected Rights set forth in Release Agreement.

8.Restrictive Covenants: Executive agrees and acknowledges that he was and is employed as Chief Financial Officer and the terms of the Non-Compete and Non-Solicit Agreement dated July 24, 2023 continue in full force and effect following the termination of employment.

9.No Advice Given: Executive acknowledges that Ball and the other Releasees have not provided Executive with legal, financial, tax, or other advice or information concerning the matters addressed in this Agreement. Executive understands that he is entitled to consult with an attorney or other outside advisors of his choice prior to signing this Agreement and is encouraged to do so. Executive also understands and agrees that Ball is under no obligation to offer Executive the consideration, that Executive is under no obligation to consent to the release, and that Executive has entered into this Agreement freely and voluntarily.
10.No Wrongdoing: Executive understands and agrees that Ball and the other Releasees admit no wrongdoing or liability, and in fact, expressly deny any wrongdoing or liability, in connection with Executive’s employment relationship with Ball and the termination thereof.
11.Other Claims: Executive agrees not to file any suit, charge, or complaint against Releasees in any court or administrative agency with regard to any claim, demand, liability, or obligation arising out of Executive’s employment with Ball or the termination thereof. Executive further represents that Executive has not filed or joined in any lawsuits, claims, charges, actions, or complaints against Ball or any of the other Releasees arising out of or relating in any way to Executive’s employment with Ball, or the termination thereof, or any other matter released. Executive hereby waives any right Executive may have to become, or promise not to consent to become, a member of any class in a case in which claims are asserted against Ball or the Releasees that are related in any way to Executive’s employment with or separation from Ball, and that involve events which have occurred as of the date Executive signs this Agreement. Executive also waives any and all rights Executive may otherwise have to receive notice of any class or collective action. In the event that Executive is included or identified as a member, or potential member of a class in any proceeding, Executive agrees to (a) opt out of the class at the first opportunity afforded to Executive after learning of Executive’s inclusion, or (b) refrain from opting into or otherwise participating in a collective action. In this regard, Executive agrees that Executive will execute, without objection or delay, an “opt-out” form presented to Executive in connection with such proceeding. Finally, Executive hereby affirms that Executive has been fully and properly paid for all hours worked, commissions, bonuses, incentives, vacation, and other time-off benefits and any other forms of compensation; Executive has received all leave under the FMLA to which Executive may have been entitled; Executive is not aware of any facts or circumstances constituting a violation of the FMLA, the Fair Labor Standards Act (“FLSA”), or any state statute; and to the greatest extent permitted under applicable law, Executive hereby waives and releases any and all claims under the FMLA, FLSA, and state law. Executive agrees and acknowledges that the preceding information is factually accurate, and may be used as a sworn statement of fact in any proceeding between Executive and Ball or the Releasees.
12.Executive is hereby advised to consult with an attorney before signing this Release Agreement;
13.Executive understands he has 21 days from my receipt of this Release Agreement within which to consider whether to sign it as it pertains to the OWBPA Release (as defined below). I may choose to sign this Release (including the OWBPA Release) before the expiration of the 21-day consideration period, and, if I choose to do so, I understand that I do so voluntarily. I agree that changes to this Release Agreement, whether material or immaterial, will not restart the consideration period;
14.Executive understands he has seven days following my signature of this Release Agreement to revoke the OWBPA Release; and the OWBPA Release shall not become effective or enforceable until the revocation period of seven days has expired.

If the Executive chooses to revoke the OWBPA Release, he must do so by notifying the Company in writing within the applicable revocation period. This notification must be mailed either first class or certified mail to the Chief Legal Officer, Hannah Lim-Johnson at Ball Corporation’s Headquarters, 9200 W. 108th Circle, Westminster, CO 80021.

Notwithstanding any other provision or paragraph of this Release Agreement, Executive understands that by signing this Release Agreement he does not hereby waive any rights or claims:  (a) for unemployment or workers’ compensation, (b) that arise after I sign this Release Agreement, (c) pertaining to vested benefits under any retirement plan governed by the Executive Retirement Income Security Act (ERISA), (d) for payments that may be due under the Agreement, (e) for which private waivers or releases are prohibited by applicable law, and (f) for indemnification under the Company’s bylaws or the bylaws of any Company subsidiary, or under statute or any insurance or other indemnification policies, including the Company’s Directors and Officers Liability Insurance policy, in respect of my service as an Executive of the Company. In addition,  Executive understands that nothing in this Release Agreement shall be construed to prevent him from filing or participating in a charge of discrimination filed with the Equal Employment Opportunity Commission (the “EEOC”) or any similar state or local agency, or a charge with the National Labor Relations Board (the “NLRB”) or any other governmental agency, but I hereby waive any rights to any relief of any kind should the EEOC pursue any claim on my behalf. He further understands that this paragraph is not intended to restrict or limit in any way the Protected Rights set forth in this Agreement. However, by signing this Agreement, he waives the right to recover any monetary damages for any alleged injury (whether physical or emotional)

personally suffered by me, individual relief, or attorneys’ fees from the Company or the Releasees in any claim, charge, or lawsuit filed by him or any other person or entity. If there is any claim for loss of consortium, or any other similar claim, arising out of or related to my employment or separation of employment with the Company, Executive agrees to indemnify and hold Releasees harmless from any liability, including costs and expenses (as well as reasonable attorneys’ fees) incurred by the Releasees as a result of any such claim. Executive acknowledges and represents that: (a) he received all compensation due to him as a result of services performed for the Company with receipt of my final paycheck; (b) Executive has reported to the Company any and all work-related injuries incurred by me during my employment by the Company; (c) Executive has not engaged in any act or omission in violation of the Company’s Code of Conduct; (d) Executive is not aware of any act, failure to act, practice, policy, or activity that he believes may violate the COC; (v) no one has interfered with the Executives ability to report to the Company any possible violations of the COC or any law; and (vi) he has reported to the Company any actual or suspected Code violations. Executive additionally understands and agrees that this Release is not and shall not be construed to be an admission of liability of any kind on the part any of the Releasees.

15. Future Cooperation: Executive covenants and agrees that he shall, to the extent reasonably requested by the Company, cooperate with and serve in any capacity requested by the Company in any investigation and/or threatened or pending litigation (now or in the future and including any arbitration or proceeding before any authority) in which the Company and any of its current or former officers, Executives, representatives or agents are a party, and regarding which he, by virtue of his employment or other engagement with the Company, has knowledge or information relevant to said matter, including, but not limited to (a) meeting with representatives of the Company to provide truthful information regarding my knowledge, (b) acting as the Company’s representative, (c) providing, in any jurisdiction in which the Company requests, truthful testimony relevant to said litigation, and (d) providing assistance with respect to any settlement discussion and/or proceedings before any administrative, regulatory, judicial, legislative or other body or agency, provided the Company reimburses the Executive for reasonable expenses incurred in connection with such cooperation.
16.Administrative Charges: Executive understands that nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a comparable state or local agency. Notwithstanding the foregoing, Executive agrees that neither Executive nor Executive’s heirs, executors, administrators, successors, or assigns shall seek or be entitled to any personal recovery in any action, charge, complaint, lawsuit, or proceeding that may be commenced by Executive or on Executive’s behalf arising out of the matters released.
17.Applicable Law, Severability, and General Provisions: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to its conflict-of-law rules. Executive understands and agrees that if any one or more of the provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, geography, activity, or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

18.No Admission: The Executive understands and agrees that the Corporation and the other Releasees admit no wrongdoing or liability, and in fact, expressly deny any wrongdoing or liability, in connection with the Executive’s employment relationship with the Corporation and the separation therefrom.

19.No Actions: The Executive agrees not to file any causes of action, charges, complaints, claims, demands, suits, (“Actions”) against Releasees in any court or administrative agency with regard to any claim, demand, liability or obligation arising out of the Executive’s employment with the Corporation or the separation therefrom. The Executive further represents that he has not filed or joined in any lawsuits, claims, charges, actions or complaints against the Corporation or any of the other Releasees arising out of or relating in any way to the Executive’s employment with the Corporation, or the separation therefrom, or any other matter released. The Executive hereby waives any right the Executive may have to become, or promise not to consent to become, a member of any class in a case in which claims are asserted against the Corporation and the Releasees that are related in any way to the Executive’s employment with or separation from the Corporation, and that involve events which have occurred as of the date of this Release. The Executive also waives any and all rights the Executive may otherwise have to receive notice of any class or collective action. In the event that the Executive is included or identified as a member, or potential member of a class in any proceeding, the Executive agrees to (a) opt out of the class at the first opportunity afforded to the Executive after learning of the Executive’s inclusion, or (b) refrain from opting into or otherwise participating in a collective action. In this regard, the Executive agrees to execute, without objection or delay, an “opt-out” form presented to the Executive in connection with such proceeding. Finally, the Executive hereby affirms to have been fully and properly paid for all hours worked, commissions, bonuses, incentives, vacation, and other time-off benefits and any other forms of compensation, to have received all leave under the FMLA to which the Executive may have been entitled, that the Executive is not aware of any facts or circumstances constituting a violation of the FMLA, the Fair Labor Standards Act (“FLSA”), or any state statute, and to the greatest extent permitted under applicable law, hereby waive and release any and all claims under the FMLA, FLSA, and state law. The Executive agrees and acknowledges that the preceding information is factually accurate, and may be used as a sworn statement of fact in any proceeding between the Executive, the Corporation, and the Releasees.
20.Certain Actions Not Prohibited: The Executive understands that nothing in the Release shall be construed to prohibit the Executive from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a comparable state or local agency. Notwithstanding the foregoing, the Executive agrees that neither the Executive nor the Executive’s heirs, executors, administrators, successors or assigns shall seek or be entitled to any personal recovery in any action, charge, complaint, lawsuit or proceeding that may be commenced by the Executive or on the Executive’s behalf arising out of the matters released.
21.Entire Agreement: Executive is not relying on any other agreements or oral representations not addressed in this document. Any prior agreements between or directly involving Ball and Executive are superseded by this Agreement, except Executive’s obligations under agreements related to inventions, business ideas, confidentiality of corporate information, unfair competition, restrictive covenants, and arbitration, or other dispute resolution programs remain intact, including but not limited to the Executive Proprietary Information Agreement between Ball Corporation and Executive.

22.Written Modifications: Executive understands and agrees that the terms described in this Agreement may not be altered or modified other than in a writing signed by Executive and an authorized representative of Ball.
23.Successors and Assigns: This Agreement is personal to Executive and may not be assigned by Executive. This Agreement may be assigned by Ball to any successor to the business of Ball and shall inure to the benefit of and be binding upon such successors and assigns. All beverage and consumer packaging subsidiaries and affiliates of Ball Corporation shall and shall be deemed to be entitled to the benefit of all obligations and duties of Executive under this Agreement as if they had signed this Agreement.
24.Waiver: The failure of either party to this Agreement to enforce any of its terms, provisions, or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall be in writing and signed by both parties, and shall not operate as a waiver of any other breach or default.
25.Review & Revocation Period: The Executive acknowledges that they have twenty-one (21) calendar days from May 19, 2025 to consider the terms of this Release, although the Executive may sign it sooner if so desired. The Executive further acknowledge that once the Executive has signed this Release, the Executive has seven (7) additional calendar days from the date that the Executive signed the Release to revoke consent (“Revocation Period”) by delivering written notice of revocation to:  Ball Corporation Attn: Chief Legal Officer, 9200 W. 108th Circle, Westminster, CO 80021. The Executive understands that written notice of revocation must be received by the Chief Legal Officer within Revocation Period. This Release shall not be effective until the eighth day after the Executive has executed this Release and returned it to the Corporation.

26.Amendments:  the Executive understands and agrees that the terms described in this Release may not be altered or modified other than in a writing signed by the Executive and an authorized representative of the Corporation.

27.Return of Release:  the Executive understands and agrees that the Executive must execute and return this Release by notifying Ball Corporation Attn: Chief Legal Officer, 9200 W. 108th Circle, Westminster, CO 80021. The Executive understands that if the Executive have questions about this Release, the Executive will contact the Chief Legal Officer.

SIGNATURES ON FOLLOWING PAGE

The Executive has read and fully understands this Release. The Executive voluntarily accepts and agrees to its terms.

SOLELY FOR PURPOSES OF OWBPA RELEASE:

Howard Yu

/s/ Howard Yu

Date: May 21, 2025

ACCEPTED AND AGREED TO FOR ALL OTHER PURPOSES:

Howard YuBall Corporation

/s/ Howard Yu                                   /s/ Hannah Lim-Johnson

Date: May 21, 2025                       Date: May 21, 2025

Title: SVP, Chief Legal Officer